Exhibit 24.3.1

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, each of whom is a member of the Board of Directors of Evergy Metro, Inc., a Missouri corporation (“Evergy”), constitutes and appoints David A. Campbell, Kirkland B. Andrews Steven P. Busser and Heather A. Humphrey, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and re-substitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, an “omnibus” shelf Registration Statement on Form S-3 that will allow Evergy to issue various securities from time to time, as authorized by the Board of Directors, and any and all amendments (including post-effective amendments) thereto, with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 26 day of February, 2024.

/s/ David A. Campbell David A. Campbell	/s/ Thomas D. Hyde Thomas D. Hyde

/s/ B. Anthony Isaas B. Anthony Isaac	/s/ Paul M. Keglevic Paul M. Keglevic

/s/ Mary L. Landrieu Mary L. Landrieu	/s/ Sandra A.J. Lawrence Sandra A.J. Lawrence

/s/ Ann D. Murtlow Ann D. Murtlow	/s/ Sandra J. Price Sandra J. Price

/s/ Mark A. Ruelle Mark A. Ruelle	/s/ Neal A. Sharma Neal A. Sharma

/s/ James Scarola James Scarola	/s/ C. John Wilder C. John Wilder